Exhibit 4.9

Description of Securities

Registered Under Section 12 of the Securities Exchange Act of 1934, as amended

The description of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended,  set forth below does not purport to be complete and is qualified in its entirety by reference to our Amended Articles of Incorporation, including each of the respective articles supplementary establishing our preferred stock, as amended and/or supplemented (which we refer to as our “charter”), and our By-Laws, as amended (which we refer to as our “bylaws”),  each of which is incorporated by reference herein and filed as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.9 is a part.

Authorized Capital Stock

Our authorized capital stock consists of (i) 200,000,000 shares of common stock, par value $0.01 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series.

Common Stock

General

The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the Maryland General Corporation Law, our charter, and our bylaws.  The outstanding shares of our common stock are duly authorized, fully paid and nonassessable.  Our common stock is listed and traded on the New York Stock Exchange under the symbol “ANH”.

Ranking

Our common stock ranks junior to our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and any other future senior securities that we may establish and issue from time to time, with respect to the payments of distributions and amounts, and rights to payment upon liquidation, dissolution or winding up.

Dividends

Holders of our common stock (which we refer to as “Common Stockholders”)  are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds.  The right of Common Stockholders to receive dividends is subordinate to the rights of the holders of our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and any other future senior preferred securities that we may establish and issue from time to time.  Common Stockholders will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend.

Liquidation

If we liquidate, dissolve or wind up, Common Stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to the holders of our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and any other future senior preferred securities that we may establish and issue from time to time.

Voting Rights

Common stockholders are entitled to one vote for each share of common stock held of record on each matter submitted to a vote of Common Stockholders.  Meetings of our stockholders are to be held annually and special meetings may be called by a majority of our board of directors, the chairman of our board of directors or our president.  Special meetings shall be called by our secretary at the written request of our stockholders entitled to cast at least a majority of all the votes entitled to be cast at a meeting.

Other Rights

Common Stockholders have no preemptive or other subscription rights, and there are no conversion or exchange rights, or redemption or sinking fund provisions, relating to our common stock.

Transfer Agent

The transfer agent, registrar and dividend disbursing agent for our common stock is American Stock Transfer & Trust Company.

Series A Preferred Stock

General

The statements below describing our 8.625% Series A Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $25.00 per share (which we refer to as our “Series A Preferred Stock”), are in all respects subject to and qualified in their entirety by reference to the Maryland General Corporation Law, our charter (including the Articles Supplementary for Series A Cumulative Preferred Stock), and our bylaws.  Our Series A Preferred Stock is listed and traded on the New York Stock Exchange under the symbol “ANHPRA”.

Ranking

The Series A Preferred Stock ranks senior to our common stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.  The Series A Preferred Stock ranks on parity with all other series of preferred stock that we may issue ranking on par with the Series A Preferred Stock, including our Series B Preferred Stock and Series C Preferred Stock, with respect to the payments of distributions and amounts, and rights to payment upon liquidation, dissolution or winding up.  We refer to such series of parity preferred stock as “Parity Preferred”.

Dividends

Holders of Series A Preferred Stock (which we refer to as “Series A Preferred Stockholders”) are entitled to receive, when and as authorized by our board of directors, out of funds legally available for payment of dividends, cash dividends at the rate of 8.625% per annum on the $25.00 liquidation preference (equivalent to $2.15625 per annum per share).  Such dividends are payable quarterly on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day.  Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year.  Dividends will be payable in arrears to holders of record as they appear on our records at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date.  Series A Preferred Stockholders will not be entitled to receive any dividends in excess of cumulative dividends on the Series A Preferred Stock.  No interest will be paid in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

When dividends are not paid in full upon the Series A Preferred Stock or any other series of Parity Preferred, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any other series of Parity Preferred shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Preferred.  Except as set forth in the preceding sentence, unless dividends on the Series A Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by us with respect to any series of Parity Preferred.  Unless full cumulative dividends on the Series A Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares junior in rank to the Series A Preferred Stock or options, warrants or rights to subscribe for or purchase such junior stock) shall be declared or paid or set apart for payment by us with respect to any junior stock, nor shall any junior stock or Parity

Preferred be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any junior stock or Parity Preferred (except by conversion or exchange for junior stock, or options, warrants or rights to subscribe for or purchase junior stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of junior stock. Notwithstanding the foregoing, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Preferred, or (ii) redeeming, purchasing or otherwise acquiring any stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a real estate investment trust (which we refer to as a “REIT”).

No dividends on Series A Preferred Stock shall be authorized by our board of directors or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of our company), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the liquidation preference of the Series A Preferred Stock (as discussed below) will not be added to our total liabilities.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, before any payment or distribution shall be made to or set apart for the holders of any junior stock, the Series A Preferred Stockholders will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment.  Until the Series A Preferred Stockholders have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of junior stock upon the liquidation, dissolution or winding up of our company.  If upon any liquidation, dissolution or winding up of our company, our assets, or proceeds thereof, distributable among the Series A Preferred Stockholders shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any series of Parity Preferred, then such assets, or the proceeds thereof, shall be distributed among the Series A Preferred Stockholders and any such other Parity Preferred ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Preferred if all amounts payable thereon were paid in full.  Our voluntary or involuntary liquidation, dissolution or winding up shall not include our consolidation or merger with or into one or more entities, a sale or transfer of all or substantially all of our assets or a statutory stock exchange.

Upon any liquidation, dissolution or winding up of our company, after payment shall have been made in full to the Series A Preferred Stockholders and holders of any Parity Preferred, any other series or class or classes of junior stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the Series A Preferred Stockholders and holders of any Parity Preferred shall not be entitled to share therein.

Redemption

We may redeem any Series A Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption.  The redemption date shall be selected by us and shall not be less than 30 days nor more than 60 days after the date we send notice of redemption.  If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been paid or declared and set apart for payment, no Series A Preferred Stock may be redeemed unless all outstanding Series A Preferred Stock are simultaneously redeemed; provided, however, that we shall not be prevented from purchasing Series A Preferred Stock pursuant to our charter or otherwise in order to ensure that we remain qualified as a REIT under the tax code.  Additionally, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock have been paid or declared or set apart for payment, we may not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock (except by conversion into or exchange for junior stock); provided, however, that we shall not be prevented from purchasing any Series A Preferred Stock pursuant to our charter or otherwise in order to ensure that we remain qualified as a REIT under the tax code.

Notice of redemption of the Series A Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on our stock records.  Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.  In addition to any information required by law or by the applicable rules of the exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for cash.  Any such redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the notice of redemption.  From and after the redemption date, dividends on the Series A Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under “—Restrictions on Ownership and Transfer” below.

Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, we may, at any time and from time to time, purchase Series A Preferred Stock in the open market, by tender or by private agreement.

Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by us in any manner whatsoever shall become our authorized but unissued and unclassified preferred stock and may be reissued or reclassified by us in accordance with the applicable provisions of our charter.

Voting Rights

Series A Preferred Stockholders do not have any voting rights, except as set forth below.

Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting our board of directors shall be increased by two, and the Series A Preferred Stockholders (voting together as a single class with all other series of Parity Preferred which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors at any annual meeting of stockholders or at a special meeting of the Series A Preferred Stockholders and of any other voting preferred stock called for that purpose.  We must call such special meeting upon the request of the holders of record of 10% or more of the Series A Preferred Stock.  Whenever dividends in arrears on outstanding Series A Preferred Stock and any other voting preferred stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the Series A Preferred Stockholders to elect such additional two directors shall cease and the terms of office of such directors shall terminate, and the number of directors constituting the board of directors shall be reduced accordingly.

The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the Series A Preferred Stockholders and the holders of all other series of preferred stock entitled to vote on such matters, voting as a single class, in addition to any other vote required by our charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of stock ranking senior to the Series A Preferred Stock or any security convertible into shares of any class of such senior stock, or (ii) amend, alter or repeal any provision of, or add any provision to, our charter, including the articles supplementary establishing the Series A Preferred Stock, if such action would materially adversely affect the powers, rights or preferences of the Series A Preferred Stockholders.   An amendment of our charter to authorize, create, or increase the authorized amount of junior stock or any shares of any series of Parity Preferred, including additional Series A Preferred Stock, will not be deemed to materially adversely affect the voting powers, rights or preferences of the

Series A Preferred Stockholders.  No such vote of the Series A Preferred Stockholders as described above will be required if provision is made to redeem all Series A Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

With respect to the exercise of the above described voting rights, each share of Series A Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class, then the Series A Preferred Stock and such other series shall have one vote per $25.00 of stated liquidation preference.

Conversion

The Series A Preferred Stock is not convertible into or exchangeable for any of our other securities or property.

Transfer and Dividend Paying Agent

American Stock Transfer & Trust Company is the transfer and dividend paying agent and registrar in respect of the Series A Preferred Stock.

Series B Preferred Stock

General

The statements below describing our 6.25% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share with a liquidation preference of $25.00 per share (which we refer to as our “Series B Preferred Stock”), are in all respects subject to and qualified in their entirety by reference to the Maryland General Corporation Law, our charter (including the Articles Supplementary for Series B Cumulative Convertible Preferred Stock), and our bylaws.  Our Series B Preferred Stock is listed and traded on the New York Stock Exchange under the symbol “ANHPRB”.

Ranking

The Series B Preferred Stock ranks senior to our common stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.  The Series B Preferred Stock ranks on parity with all other series of preferred stock that we may issue ranking on par with the Series B Preferred Stock, including our Series A Preferred Stock and Series C Preferred Stock, with respect to the payments of distributions and amounts, and rights to payment upon liquidation, dissolution or winding up.  We refer to such series of parity preferred stock as “Parity Preferred”.

Dividends

Holders of the Series B Preferred Stock (which we refer to as “Series B Preferred Stockholders”) are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% per annum of the $25.00 liquidation preference (equivalent to $1.5625 per share).  Such dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a “Series B Dividend Payment Date”).  Series B Preferred Stockholders will not be entitled to receive dividends paid on any Series B Dividend Payment Date if such shares were not issued and outstanding on the record date for such dividend.

Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear on our records at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Series B Dividend Payment Date (each, a “Series B Dividend

Record Date”).  Series B Preferred Stockholders will not be entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Stock.  No interest will be paid in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

No dividends on shares of Series B Preferred Stock will be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  Accrued and unpaid dividends on the Series B Preferred Stock will accumulate as of the Series B Dividend Payment Date on which they first become payable.

Except as set forth in the next paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of common stock or dividends in shares of any series of preferred stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment. Nor will any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on par with the Series B Preferred Stock as to dividends or upon liquidation.  In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on par with the Series B Preferred Stock as to dividends or upon liquidation will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).

If dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Parity Preferred, all dividends declared upon the Series B Preferred Stock and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the Series B Preferred Stock and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and the shares of any other series of Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

Series B Preferred Stockholders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above.  Any dividend payment made on shares of the Series B Preferred Stock will first be credited against the earliest accrued and unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series B Preferred Stockholders are entitled to be paid out of our assets that are legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to our Common Stockholders or to holders of any series of our preferred stock that we may issue that ranks junior to the Series B Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B

Preferred Stock and the corresponding amounts payable on all shares of other series of Parity Preferred, then the Series B Preferred Stockholders and stockholders of such series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Series B Preferred Stockholders will be entitled to written notice of any such liquidation.  After payment of the full amount of the liquidating distributions to which they are entitled, the Series B Preferred Stockholders will have no right or claim to any of our remaining assets.  The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

The Series B Preferred Stockholders do not have any voting rights, except as set forth below.

Whenever dividends on any shares of Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive) (which we refer to as a “Series B Preferred Dividend Default”), the number of directors then constituting our board of directors will be increased by two (if not already increased by two by reason of the election of directors by the holders of other series of Parity Preferred), and the Series B Preferred Stockholders (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to elect the two additional members of our board of directors (which we refer to as “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the Series B Preferred Stock or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividends for all dividend periods during the two most recently completed quarterly periods have been fully paid or declared and sums sufficient for the payments thereof have been set aside for payment.

If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock have been paid in full or set aside for payment in full, the Series B Preferred Stockholders will be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Series B Preferred Dividend Default) and, if all accumulated dividends and the dividends for all dividend periods during the two most recently completed quarterly periods have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate and the number of directors on the board of directors will decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable).  So long as a Series B Preferred Dividend Default continues, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

(ii) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (which we refer to as an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series B Preferred Stockholders and, provided further, that any increase in the amount of the authorized preferred stock, including the Series B Preferred Stock, or the creation or issuance of any additional Series B Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Maturity

The Series B Preferred Stock has no maturity date and is not subject to any sinking fund or mandatory redemption.  Accordingly, the Series B Preferred Stock will remain outstanding indefinitely unless a Series B Preferred Stockholder or we decide to convert it or a Series B Preferred Stockholder elects to have us purchase it upon a fundamental change.  See “—Conversion Rights”, “—Company Conversion Option”, and “—Purchase of Series B Preferred Stock Upon a Fundamental Change” below.

Redemption

We may not redeem the Series B Preferred Stock.  We have the right, in certain circumstances, to require Series B Preferred Stockholders to convert their shares of Series B Preferred Stock to shares of our common stock.  See “—Company Conversion Option” below.

Conversion Rights

Series B Preferred Stockholders may, at their option, convert some or all of their outstanding shares of Series B Preferred Stock at a conversion rate of a number of shares of our common stock per $25.00 liquidation preference (which we refer to as the “Series B Conversion Rate”).  The Series B Conversion Rate may increase, ultimately increasing the number of shares of our common stock received upon conversion.  Shares of our Series B Preferred Stock will only be convertible into shares of our common stock.

We will not issue fractional shares of common stock upon the conversion of Series B Preferred Stock.  Instead, we will pay the cash value of such fractional shares based upon the closing sale price of shares of our common stock on the trading day immediately prior to the Series B Conversion Date (as defined below).

Series B Preferred Stockholders are not entitled to any rights of a Common Stockholder until such Series B Preferred Stockholder has converted its Series B Preferred Stock, and only to the extent that the shares of Series B Preferred Stock are deemed to have been converted to common stock under the articles supplementary establishing the Series B Preferred Stock.

Company Conversion Option

We may, at our option, require the Series B Preferred Stockholders to convert the Series B Preferred Stock into that number of shares of our common stock that are issuable at the then prevailing Series B Conversion Rate (we refer to this option as the “Company Conversion Option”).  We may exercise the Company Conversion Option only if our common stock price equals or exceeds 130% of the then prevailing conversion price of the Series B Preferred Stock for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of the Company Conversion Option as described below.

To exercise the Company Conversion Option described above, we must issue a press release for publication on Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to our Series B Preferred Stockholders (not more than four (4) trading days after the date of the press release) of the exercise of the Company Conversion Option announcing our intention to convert the Series B Preferred Stock.  The conversion date (which we refer to as the “Company Conversion Option Date”) will be the date that is five (5) trading days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of the exercise of the Company Conversion Option will state, as appropriate:

•  the Company Conversion Option Date;

•the number of shares of our common stock to be issued upon conversion of each Series B Preferred Stock;

•the number of shares of Series B Preferred Stock to be converted; and

•  that dividends on the Series B Preferred Stock to be converted will cease to accrue on the Company Conversion Option Date.

Conversion Procedures

Series B Preferred Stockholders may convert some or all of their shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of directors, the certificate or certificates for the Series B Preferred Stock to be converted accompanied by a written notice stating that the Series B Preferred Stockholder elects to convert all or a specified whole number of those shares and specifying the name or names in which the Series B Preferred Stockholder wishes the certificate or certificates for the shares of common stock to be issued.  In case the notice specifies a name or names other than the Series B Preferred Stockholder’s name, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names.  Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of the Series B Preferred Stock.  As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (i) certificates representing the number of full shares of validly issued, fully paid and non-assessable common stock to which the Series B Preferred Stockholder, or the Series B Preferred Stockholder’s transferee, will be entitled, and (ii) if less than the full number of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series B Preferred Stock to be converted (which we refer to as the “Series B Conversion Date”), so that the Series B Preferred Stockholder’s rights as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive common shares will be treated for all purposes as having become the record holder of those shares of common stock at that time.

In lieu of the foregoing procedures, if the shares of Series B Preferred Stock are held in global certificate form, the Series B Preferred Stockholder must comply with the procedures of The Depository Trust Company (which we refer to as “DTC”) to convert the Series B Preferred Stockholder’s beneficial interest in respect of the Series B Preferred Stock evidenced by a global stock certificate of the Series B Preferred Stock.

Series B Preferred Stockholders are not eligible to exercise any rights of a Common Stockholder until they have converted their Series B Preferred Stock into common stock.

In case any shares of Series B Preferred Stock are to be converted pursuant to the Company Conversion Option, a Series B Preferred Stockholder’s right to voluntarily convert those shares of Series B Preferred Stock will terminate if we have not received such Series B Preferred Stockholder’s conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the date fixed for conversion pursuant to the Company Conversion Option.

If more than one share of Series B Preferred Stock is surrendered for conversion by the same stockholder at the same time, the number of shares of full common stock issuable on conversion of those Series B Preferred Stock will be computed on the basis of the total number of Series B Preferred Stock so surrendered.

We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares of capital stock, for issuance upon the conversion of Series B Preferred Stock, a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding Series B Preferred Stock.

Before the delivery of any securities upon conversion of the Series B Preferred Stock, we will comply with all applicable federal and state laws and regulations.  All common stock delivered upon conversion of the Series B Preferred Stock will upon delivery be duly authorized, validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

If a Series B Preferred Stockholder has exercised its right to require us to repurchase shares of Series B Preferred Stock as described under “—Purchase of Series B Preferred Stock Upon a Fundamental Change,” the Series B Preferred Stockholder’s conversion rights with respect to the Series B Preferred Stock so subject to repurchase will expire if we have not received their conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless we default on the payment of the purchase price. If a Series B Preferred Stockholder has submitted any such shares for repurchase, such shares may be converted only if the Series B Preferred Stockholder submits a notice of withdrawal or complies with applicable DTC procedures.

Payment of Dividends Upon Conversion

Optional Conversion

General.  If a Series B Preferred Stockholder exercises its conversion rights, upon delivery of the Series B Preferred Stock for conversion, those shares of Series B Preferred Stock will cease to cumulate dividends as of the end of the day immediately preceding the Series B Conversion Date and the Series B Preferred Stockholder will not receive any cash payment representing accrued and unpaid dividends on the Series B Preferred Stock, except in those limited circumstances discussed below.  Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Series B Preferred Stock converted at the Series B Preferred Stockholder’s election, or for dividends on the common stock issued upon such conversion.

Conversion On or Before a Series B Dividend Record Date.  If we receive a conversion notice before the close of business on a Series B Dividend Record Date, the Series B Preferred Stockholder will not be entitled to receive any portion of the dividend payable on such converted stock on the corresponding Series B Dividend Payment Date.

Conversion After a Record Date and Prior to a Series B Dividend Payment Date.  If we receive a conversion notice after the Series B Dividend Record Date but prior to the corresponding Series B Dividend Payment Date, the Series B Preferred Stockholder on the Series B Dividend Record Date will receive on that Series B Dividend Payment Date accrued dividends on those shares of Series B Preferred Stock, notwithstanding the conversion of those shares of Series B Preferred Stock prior to that Series B Dividend Payment Date, because that Series B Preferred Stockholder will have been the Series B Preferred Stockholder of record on the corresponding Series B Dividend Record Date. At the time that such Series B Preferred Stockholder surrenders Series B Preferred Stock for conversion, however, it must pay to us an amount equal to the dividend that has accrued and that will be paid on the related Series B Dividend Payment Date.

Conversion On or After a Series B Dividend Payment Date.  If the Series B Preferred Stockholder is a Series B Preferred Stockholder on a Series B Dividend Record Date who converts such shares of Series B Preferred Stock into shares of common stock on or after the corresponding Series B Dividend Payment Date such Series B Preferred Stockholder will be entitled to receive the dividend payable on such shares of Series B Preferred Stock on such Series B Dividend Payment Date, and the Series B Preferred Stockholder will not need to include payment of the amount of such dividend upon surrender for conversion of shares of the Series B Preferred Stock.

Company Conversion Option

General.  If we convert a Series B Preferred Stockholder’s shares pursuant to the Company Conversion Option, whether prior to, on, or after the Series B Dividend Record Date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to the Series B Preferred Stockholder.

Conversion Before a Series B Dividend Record Date.  If we exercise the Company Conversion Option and the effective date of the conversion of the Series B Preferred Stock is a date that is prior to the close of business on any Series B Dividend Record Date, the Series B Preferred Stockholder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Series B Dividend Payment Date.

Conversion On or After a Series B Dividend Record Date and Prior to a Series B Dividend Payment Date.  If we exercise the Company Conversion Option and the effective date of the conversion of the Series B Preferred Stock is a date that is on or after the close of business on any Series B Dividend Record Date and prior the close of business on the corresponding Series B Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series B Preferred Stock called for a conversion on such date, will be payable on such Series B Dividend Payment Date to the Series B Preferred Stockholder if the Series B Preferred Stockholder is the record holder of such shares on such record date.

Conversion Rate Adjustments

We will adjust the Series B Conversion Rate if any of the following events occur:

1.We issue shares of our common stock as a dividend or distribution to all or substantially all of our Common Stockholders (other than pursuant to our current dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan we adopt which is not materially adverse to Series B Preferred Stockholders and in any case which is without duplication subject to an adjustment under 6 below);

2.We subdivide, combine or reclassify our common stock;

3.We distribute to all or substantially all of our Common Stockholders certain rights or warrants to subscribe for or purchase, for a period expiring within 60 days, common stock, or securities convertible into or exchangeable or exercisable for our common stock, at less than the closing sale price of our common stock on the trading day immediately preceding the date of the announcement of such distribution, provided that the Series B Conversion Rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

4.We distribute to all or substantially all of our Common Stockholders shares of our capital stock or issue evidence of our indebtedness or assets, including securities, but excluding:

•dividends or distributions referred to in 1 above;

•rights or warrants referred to in 3 above;

•dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration described below; and

•cash dividends or cash distributions referred to in 6 below;

5.We distribute to all or substantially all of our Common Stockholders capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution;

6.We pay any cash dividend or cash distribution during any quarterly fiscal period to all or substantially all of our Common Stockholders in an aggregate amount that, together with other cash dividends or cash distributions made during such quarterly fiscal period, results in an annualized common stock dividend yield which is greater than 6.25% (which we refer to as the “Dividend Threshold Amount”);

The Series B Conversion Rate will be adjusted based on the following formula:

CR(1) = CRo +(($25.00 x (CSY – 6.25%)/4)/SP)

where,

CRo = the Series B Conversion Rate in effect immediately prior to the record date for such distribution;

CR(1) = the Series B Conversion Rate in effect immediately after the record date for such distribution;

SP = the average of the closing sale price per share of common stock over the ten (10) consecutive trading day period prior to the trading day immediately preceding the earlier of the record date or the ex-dividend date of such cash excess dividend or distribution;

CSY = the annualized common stock dividend yield, calculated as all cash dividends and cash distributions paid to our Common Stockholders during the fiscal quarter, multiplied by four (4), divided by SP;

$25.00 = the liquidation preference of our Series B Preferred Stock;

6.25% = the dividend rate of our Series B Preferred Stock; or

7.We make payments in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per stock exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

To the extent we have a rights plan in effect upon conversion of the Series B Preferred Stock into common stock, the Series B Preferred Stockholders will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the Series B Conversion Rate will be adjusted at the time of separation as if we made a distribution referred to in 4 above (without regard to any of the exceptions there).

In the case of the following events (each, a “Business Combination”):

•any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•  a consolidation, merger or combination involving us;

•a sale, conveyance or lease to another corporation of all or substantially all of our property and assets (other than to one or more of our subsidiaries); or

•a statutory share exchange;

in each case, as a result of which our Common Stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, a Series B Preferred Stockholder will be entitled thereafter to convert such Series B Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Series B Preferred Stockholder would have owned or been entitled to receive upon such Business Combination, except that the Series B Preferred Stockholder will not receive a make whole premium if the Series B Preferred Stockholder does not convert its Series B Preferred Stock in connection with the relevant fundamental change. In the event that our Common Stockholders have the opportunity to elect the form of consideration to be received in such Business Combination, we will make adequate provision whereby the Series B Preferred Stockholders shall have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination.  Such determination shall be based on the weighted average of elections made by the Series B Preferred Stockholders who participate in such determination, shall be subject to any limitations to which all of our Common Stockholders are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by our Common Stockholders, and (ii) two trading days prior to the anticipated effective date of the Business Combination.

We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by our Series B Preferred Stockholders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent.  If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, the Series B Preferred Stockholders will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date.  We may not become a party to any such transaction unless its terms are consistent with the preceding.  None of the foregoing provisions shall affect the Series B Preferred Stockholder’s right to convert the Series B Preferred Stockholder’s shares into our common stock prior to the effective date.

To the extent permitted by law, we may, from time to time, increase the Series B Conversion Rate for a period of at least 20 days if our board of directors determines that such an increase would be in our best interests.  Any such determination by our board of directors will be conclusive.  In addition, we may increase the Series B Conversion Rate if our board of directors deems it advisable to avoid or diminish any income tax to Common Stockholders resulting from any distribution of common stock or similar event.  We will give the Series B Preferred Stockholders at least 15 trading days’ notice of any increase in the Series B Conversion Rate.

We will not adjust the Series B Conversion Rate pursuant to these provisions to the extent that the adjustments would reduce the conversion price below $0.01.  Nor will we be required to make an adjustment in the Series B Conversion Rate unless the adjustment would require a change of at least one percent (1%) in the Series B Conversion Rate.  However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent (1%) will be carried forward and taken into account in any subsequent adjustment of the Series B Conversion Rate.  Except as described above in this section, we will not adjust the Series B Conversion Rate for any issuance of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or rights to purchase our common stock or such convertible, exchangeable or exercisable securities.

A Series B Preferred Stockholder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Series B Conversion Rate.  See “Additional Federal Income Tax Considerations” below.

Purchase of Series B Preferred Stock Upon a Fundamental Change

In the event of a fundamental change described below, a Series B Preferred Stockholder will have the right to require us to purchase for cash all or any part of its Series B Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Series B Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.

Within 30 days after the occurrence of a fundamental change, we will provide to the Series B Preferred Stockholder and the transfer agent a notice of the occurrence of the fundamental change and of the resulting repurchase right.  Such notice will state:

•  the events constituting the fundamental change;

•the date of the fundamental change;

•  the last date on which the Series B Preferred Stockholder may exercise the repurchase right;

•  the repurchase price;

•the repurchase date;

•  the name and address of the paying agent and the conversion agent;

•  the Series B Conversion Rate and any adjustment to the Series B Conversion Rate that will result from the fundamental change;

•  that the Series B Preferred Stock with respect to which a repurchase notice is given by the Series B Preferred Stockholder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

•the procedures that the Series B Preferred Stockholder must follow to exercise the repurchase rights.

Simultaneously with providing the Series B Preferred Stockholder such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time and publish such information on our corporate website.

To exercise the purchase right, a Series B Preferred Stockholder must deliver, on or before the twentieth trading day after the date of our notice of a fundamental change (subject to extension to comply with applicable law), the Series B Preferred Stock to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Series B Preferred Stock duly completed, to the paying agent.  The purchase notice will state:

•the relevant purchase date;

•  the portion of the liquidation preference of Series B Preferred Stock to be purchased, in integral multiples of $25.00; and

•  that the Series B Preferred Stock are to be purchased by us pursuant to the applicable provisions of the Series B Preferred Stock.

If the Series B Preferred Stock are not in certificated form, its purchase notice must comply with applicable DTC procedures.

A Series B Preferred Stockholder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the trading day prior to the fundamental change purchase date.  The notice of withdrawal shall state:

•the liquidation preference of the withdrawn Series B Preferred Stock, in integral multiples of $25.00;

•if certificated Series B Preferred Stock have been issued, the certificate numbers of the withdrawn Series B Preferred Stock; and

•  the liquidation preference, if any, which remains subject to the purchase notice.

If the shares of Series B Preferred Stock are not in certificated form, a Series B Preferred Stockholder’s notice of withdrawal must comply with applicable DTC procedures.

We will be required to purchase the Series B Preferred Stock no less than 30 days nor more than 45 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law.  The Series B Preferred Stockholder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the Series B Preferred Stock.  If the paying agent holds cash sufficient to pay the fundamental change purchase price of the Series B Preferred Stock on the trading day following the fundamental change purchase date, then:

•  the Series B Preferred Stock will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series B Preferred Stock is made or whether or not the Series B Preferred Stock Certificate is delivered to the paying agent); and

•  all of the Series B Preferred Stockholder’s other rights will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the Series B Preferred Stock).

A  “fundamental change” will be deemed to occur upon a change of control or a termination of trading.  A “change of control” will be deemed to have occurred at such time after the original issuance of the Series B Preferred Stock when the following has occurred:

1.any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of our total outstanding voting stock other than an acquisition by us or any of our subsidiaries;

2.we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than: (a) any transaction (i) that does not result in any reclassification, exchange, or cancellation of outstanding shares of our capital stock, and (ii) pursuant to which our capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (b) any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

3.we approve a plan of liquidation or dissolution.

A  “termination of trading” is deemed to occur if our common stock (or other common stock into which the Series B Preferred Stock is then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over the-counter trading market in the United States.  Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’

appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States national securities exchange (including the Nasdaq Global Market), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Series B Preferred Stock become convertible solely into such common stock.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets.  There is no precise, established definition of the phrase “substantially all” under the laws of the State of Maryland, which govern the Series B Preferred Stock, and our formation.  Accordingly, the Series B Preferred Stockholder’s ability to require us to repurchase our Series B Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In connection with the acquisition of the Series B Preferred Stock as a result of a fundamental change, we will comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the Series B Preferred Stock upon such fundamental change.

This fundamental change purchase feature may make it more difficult or discourage a party from taking over our company and removing incumbent management.  We are not aware, however, of any specific effort to accumulate our capital stock with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise.  In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.  Instead, the fundamental change purchase feature is a result of negotiations between our company and the underwriters.

We could, in the future, enter into certain transactions, including recapitalizations that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a Series B Preferred Stockholder.  The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to satisfy our obligation to repurchase the Series B Preferred Stock upon a fundamental change.

Our ability to repurchase Series B Preferred Stock upon the occurrence of a fundamental change is subject to important limitations.  If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the Series B Preferred Stock tendered by a Series B Preferred Stockholder.  In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change.  In addition, our ability to repurchase Series B Preferred Stock for cash may be limited by restrictions on our ability to obtain funds.

We will not be required to make an offer to purchase the Series B Preferred Stock upon a fundamental change if a third party (i) makes an offer to purchase the Series B Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase Series B Preferred Stock upon a fundamental change, and (ii) purchases all of the Series B Preferred Stock validly delivered and not withdrawn under such offer to purchase Series B Preferred Stock.

Transfer and Dividend Paying Agent

American Stock Transfer & Trust Company is the transfer and dividend paying agent and registrar in respect of the Series B Preferred Stock.

Series C Preferred Stock

General

The statements below describing our 7.625% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share with a liquidation preference of $25.00 per share (which we refer to as our “Series C Preferred Stock”), are in all respects subject to and qualified in their entirety by reference to the Maryland General

Corporation Law, our charter (including the Articles Supplementary for Series C Cumulative Redeemable Preferred Stock), and our bylaws.  Our Series C Preferred Stock is listed and traded on the New York Stock Exchange under the symbol “ANHPRC”.

Ranking

The Series C Preferred Stock ranks senior to our common stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.  The Series C Preferred Stock ranks on parity with all other series of preferred stock that we may issue ranking on par with the Series C Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, with respect to the payments of distributions and amounts, and rights to payment upon liquidation, dissolution or winding up.  We refer to such series of parity preferred stock as “Parity Preferred”.

Dividends

Holders of the Series C Preferred Stock (which we refer to as “Series C Preferred Stockholders”) are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference (equivalent to $1.90625 per share).  Such dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a “Series C Dividend Payment Date”).  Series C Preferred Stockholders will not be entitled to receive dividends paid on any Series C Dividend Payment Date if such shares were not issued and outstanding on the record date for such dividend.

Any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear on our records at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Series C Dividend Payment Date (each, a “Series C Dividend Record Date”).  Series C Preferred Stockholders will not be entitled to receive any dividends in excess of cumulative dividends on the Series C Preferred Stock.  No interest will be paid in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

No dividends on shares of Series C Preferred Stock will be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  Accrued and unpaid dividends on the Series C Preferred Stock will accumulate as of the Series C Dividend Payment Date on which they first become payable.

Except as set forth in the next paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of common stock or dividends in shares of any series of preferred stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment. Nor will any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on par with the Series C Preferred Stock as to dividends or upon liquidation.  In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on par with the Series C Preferred Stock as to dividends or upon liquidation will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).

If dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other series of Parity Preferred, all dividends declared upon the Series C Preferred Stock and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the Series C Preferred Stock and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and the shares of any other series of Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

Series C Preferred Stockholders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above.  Any dividend payment made on shares of the Series C Preferred Stock will first be credited against the earliest accrued and unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series C Preferred Stockholders are entitled to be paid out of our assets that are legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to our Common Stockholders or to holders of any series of our preferred stock that we may issue that ranks junior to the Series C Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other series of Parity Preferred, then the Series C Preferred Stockholders and stockholders of such series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Series C Preferred Stockholders will be entitled to written notice of any such liquidation.  After payment of the full amount of the liquidating distributions to which they are entitled, the Series C Preferred Stockholders will have no right or claim to any of our remaining assets.  The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

The Series C Preferred Stockholders do not have any voting rights, except as set forth below.

Whenever dividends on any shares of Series C Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive) (which we refer to as a “Series C Preferred Dividend Default”), the number of directors then constituting our board of directors will be increased by two (if not already increased by two by reason of the election of directors by the holders of other series of Parity Preferred), and the Series C Preferred Stockholders (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to elect the two additional members of our board of directors (which we refer to as “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the Series C Preferred Stock or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of

Series C Preferred Stock for the past dividend periods and the dividends for all dividend periods during the two most recently completed quarterly periods have been fully paid or declared and sums sufficient for the payments thereof have been set aside for payment.

If and when all accumulated dividends and the dividends for all dividend periods during the two most recently completed quarterly periods on the Series C Preferred Stock have been paid in full or set aside for payment in full, the Series C Preferred Stockholders will be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Series C Preferred Dividend Default) and, if all accumulated dividends and the dividends for all dividend periods during the two most recently completed quarterly periods have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate and the number of directors on the board of directors will decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable).  So long as a Series C Preferred Dividend Default continues, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of Series C Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (which we refer to as an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series C Preferred Stockholders and, provided further, that any increase in the amount of the authorized preferred stock, including the Series C Preferred Stock, or the creation or issuance of any additional Series C Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Maturity

The Series C Preferred Stock has no maturity date and is not subject to any sinking fund or mandatory redemption.  Accordingly, the Series C Preferred Stock will remain outstanding indefinitely unless we redeem it pursuant to the circumstances described under “—Redemption—Optional Redemption” or “—Special Optional Redemption” below, or, if we do not redeem it, you elect to convert it following a Change of Control pursuant to the circumstances described under “—Conversion Rights of Series C Preferred Stockholders” below.

Redemption

Except as described below under “—Special Optional Redemption”, the Series C Preferred Stock is not redeemable prior to January 27, 2020.

Optional Redemption

On and after January 27, 2020, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption.  If we elect to redeem any shares of Series C Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption.  If we elect to redeem any shares of the Series C Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

If, prior to the Change of Control Conversion Date (as defined below under “—Conversion Rights of Series C Preferred Stockholders—Certain Definitions”), we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” above or this special optional redemption right), the Series C Preferred Stockholders will not have the Change of Control Conversion Right (as defined and described below under “—Conversion Rights of Series C Preferred Stockholders”) with respect to the shares of Series C Preferred Stock called for redemption.

A  “Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

1.(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of our total outstanding voting stock other than an acquisition by us or any of our subsidiaries;

(b)we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than: (a) any transaction (i) that does not result in any reclassification, exchange, or cancellation of outstanding shares of our capital stock and (ii) pursuant to which our capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (b) any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(c)we approve a plan of liquidation or dissolution; and

2.following the closing of any transaction referred to in (1) above, neither we nor the acquiring or surviving entity has a class of common securities listed for trading on a United States national securities exchange (including the Nasdaq Stock Market).

The definition of “Change of Control” includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets.  There is no precise, established definition of the phrase “substantially all” under the laws of the State of Maryland, which govern the Series C Preferred Stock, and our formation.  Accordingly, our ability to redeem all or part of the Series C Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Redemption Procedures

In the event we elect to redeem Series C Preferred Stock, the notice of redemption will be mailed, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:

•the redemption date;

•  the number of shares of Series C Preferred Stock to be redeemed (if less than all of the Series C Preferred Stock held by any Series C Preferred Stockholder are to be redeemed, the notice shall specify the number of shares of Series C Preferred Stock held by such holder to be redeemed);

•the redemption price;

•  the procedure for surrendering shares of Series C Preferred Stock to be redeemed for payment of the redemption price;

•  that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accumulate on the redemption date;

•  whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption” above;

•  if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•if such redemption is being made in connection with a Change of Control, that the Series C Preferred Stockholders being so called for redemption will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control, and that each share of Series C Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.  Any such redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the notice of redemption.

Series C Preferred Stockholders to be redeemed shall follow the procedures for surrendering the Series C Preferred Stock set forth in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following the surrender.

If notice of redemption of any shares of Series C Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then from and after the redemption date (unless we shall default in providing for the payment of the redemption price plus any accrued and unpaid dividends), dividends will cease to accrue on those shares of Series C Preferred Stock, those shares of Series C Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption.

If any redemption date is not a business day, then the redemption price and any accrued and unpaid dividends payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day.

If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares).

Immediately prior to any redemption of Series C Preferred Stock, we shall pay, in cash, any accrued and unpaid dividends through and including the redemption date, unless a redemption date falls after a Series C Dividend Record Date and prior to the corresponding Series C Dividend Payment Date, in which case each Series C Preferred Stockholder at the close of business on such Series C Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series C Dividend Payment Date notwithstanding the redemption of such shares before such Series C Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and we shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series C Preferred Stock to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

In connection with any redemption of the Series C Preferred Stock, we will comply with all U.S. federal and state securities laws in connection with any redemption by us of the Series C Preferred Stock.  In addition, subject to applicable law, we may purchase shares of Series C Preferred Stock in the open market, by tender or by private agreement.  Any shares of Series C Preferred Stock redeemed, purchased or otherwise acquired by us in any manner whatsoever may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be reissued by us as any series of preferred stock in accordance with the applicable provisions of our charter.

Conversion Rights of Series C Preferred Stockholders

Upon the occurrence of a Change of Control, each Series C Preferred Stockholder will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption” above, in which case such holder will have the right only with respect to any shares of Series C Preferred Stock that are not called for redemption) to convert some or all of the shares of Series C Preferred Stock held by such holder (which we refer to as the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock (which we refer to as the “common stock Conversion Consideration”) equal to the lesser of:

(i)the quotient obtained by dividing (A) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Series C Dividend Record Date and prior to the corresponding Series C Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (B) the common stock Price (as defined below); and

(ii)9.4518 (which we refer to as the “Share Cap”), subject to certain adjustments as described below.

Share Cap Adjustments

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 2,835,540 shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable) (which we refer to as the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

Conversion Consideration

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (which we refer to as the “Alternative Form Consideration”), a Series C Preferred Stockholder will receive upon conversion of such Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the common stock Conversion Consideration immediately prior to the effective time of the Change of Control (which we refer to as the “Alternative Conversion Consideration,” and we refer to the common stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election if electing between two types of consideration, or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election if electing between more than two types of consideration, as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

We will not issue any fractional shares of our common stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control.  Instead, we will make a cash payment equal to the value of such fractional shares based upon the common stock Price used in determining the common stock Conversion Consideration for such Change of Control.

Conversion Procedures

Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of Series C Preferred Stock pursuant to the redemption provisions described above, we will provide to the Series C Preferred Stockholders a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right.  This notice will state the following:

•  the events constituting the Change of Control;

•the date of the Change of Control;

•  the last date on which the Series C Preferred Stockholders may exercise their Change of Control Conversion Right;

•  the method and period for calculating the common stock Price;

•  the Change of Control Conversion Date;

•that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem any or all shares of Series C Preferred Stock, holders will not be able to convert such shares of Series C Preferred Stock called for redemption and such shares will be redeemed on the applicable redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;

•the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Stock;

•  the procedures that the Series C Preferred Stockholders must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of DTC, including the form of conversion notice to be delivered by such holders as described below; and

•the last date on which Series C Preferred Stockholders may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the Series C Preferred Stockholders.

To exercise the Change of Control Conversion Right, Series C Preferred Stockholders will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series C Preferred Stock to be converted through the facilities of DTC, together with a written conversion notice in the form provided by us, duly completed, to our transfer agent.  The conversion notice must comply with applicable procedures, if any, of DTC and state:

•  the relevant Change of Control Conversion Date;

•the number of shares of Series C Preferred Stock to be converted; and

•  that the Series C Preferred Stock is to be converted pursuant to the applicable provisions of the Series C Preferred Stock.

Series C Preferred Stockholders may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date.  The notice of withdrawal delivered by any holder must comply with applicable procedures, if any, of DTC and state:

•  the number of withdrawn shares of Series C Preferred Stock; and

•  the number of shares of Series C Preferred Stock, if any, which remain subject to such holder’s conversion notice.

Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption, if any, will be converted as aforesaid. If we elect to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption”, as applicable.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date.  Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into shares of our common stock or other property.  Notwithstanding any other provision of the Series C Preferred Stock, no Series C Preferred Stockholder will be entitled to convert such Series C Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our charter or the articles supplementary establishing the Series C Preferred Stock, unless we provide an exemption from this limitation to such holder. See “—Restrictions on Ownership and Transfer” below.

Payment of Dividends Upon Conversion

Anything in the articles supplementary establishing the Series C Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a Series C Dividend Record Date will be entitled to receive the dividend payable on the corresponding Series C Dividend Payment Date notwithstanding the conversion of those shares after such Series C Dividend Record Date and on or prior to such Series C Dividend Payment Date, and, in such case, the full amount of such dividend shall be paid on such Series C Dividend Payment Date to the persons who were the holders of record at the close of business on such Series C Dividend Record Date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.

Certain Definitions

The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described under “—Conversion Procedures” above to the Series C Preferred Stockholders.

The “common stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock, or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash, (A) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal United States national securities exchange on which our common stock is then traded, or (B) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or another similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a United States national securities exchange.

Transfer and Dividend Paying Agent

American Stock Transfer & Trust Company is the transfer and dividend paying agent and registrar in respect of the Series C Preferred Stock.

Restrictions on Ownership and Transfer

Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the tax code are that (i) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, and (ii) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

In order that we may meet these requirements at all times, our charter prohibits any person from owning, acquiring or holding, directly or indirectly, without prior approval by our board of directors, shares of any class of our capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or shares of our common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock.  For this purpose, ownership includes both beneficial ownership and constructive ownership.  Beneficial ownership is defined in our charter to include interests that would be treated as owned through the application of Section 544 of the tax code, as modified by Section 856(h)(1)(B) of the tax code.  Constructive ownership is defined in our charter to include interests that would be treated as owned through the application of Section 318(a) of the tax code, as modified by Section 856(d)(5) of the tax code.  Subject to certain limitations, our board of directors may increase or decrease the ownership limitations or waive the limitations for individual investors.

For purposes of the 50% stockholder test discussed above, the constructive ownership provisions applicable under Section 544 of the tax code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules for application of such attribution provisions (e.g., reattribution of stock that is constructively owned).  Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities’ shares are attributed to its individual stockholders.  On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules described above.  Accordingly, under certain circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter.  Ownership of shares of capital stock through such attribution is generally referred to as constructive ownership.

If any transfer of shares of capital stock would result in any person beneficially or constructively owning capital stock in violation of our transfer or ownership limitations, then the number of shares of capital stock causing the violation (rounded to the nearest whole shares) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries.  The intended transferee shall not acquire any rights in such shares.  Shares of capital stock held by the trustee shall be issued and outstanding shares of capital stock.  The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust.  The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary.  Any dividend or other distribution paid to the intended transferee prior to the discovery by us that shares of capital stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee.  Our board of directors may, in its discretion, waive these requirements on owning shares in excess of the ownership limitations.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter.  Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows.  The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined below) of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary.  In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee.  This offer shall be at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (2) the market price on the date we, or our designee, accepts such offer.  We shall have the right to accept such offer until the trustee has sold shares held in the trust.  Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The market price shall mean the last sale price for such shares.  In case no such sale takes place on such day, the market price shall be the average of the closing bid and asked prices on the New York Stock Exchange.  In the event that no trading price is available for such shares, the fair market value of the shares shall be as determined in good faith by our board of directors.

Under the REIT provisions of the tax code, every owner of 5% or more in the case of 2,000 or more stockholders of record, of 1% or more in the case of more than 200 but fewer than 2,000 stockholders of record and of 0.5% or more in the case of 200 or fewer stockholders of record, of all classes or series of our stock, is required to give written notice to us in response to our written demand for such notice, which request must be made within 30 days after the end of each taxable year.  They shall state their name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held.  Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

Maryland Business Combination Act

Maryland law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder”.  These business combinations include, among others, a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities.  Interested stockholders are either:

•the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation; or

•an affiliate or associate of the corporation who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period prior to the date in question.

Business combinations with a past interested stockholder are prohibited for five years after the most recent date on which the stockholder became an interested stockholder.  Thereafter, any business combinations with the interested stockholder must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by outstanding shares of the corporation’s voting shares, voting together as a single group; and

•66 2/3% of the votes entitled to be cast by all holders of the corporation’s voting shares other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

However, these special voting requirements do not apply if the corporation’s stockholders receive a minimum price for their shares, as specified in the statute, and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

The business combination statute does not apply to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.  The statute also does not apply to stockholders that acquired 10% or more of the corporation’s voting shares in a transaction approved by the corporation’s board of directors.  A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements.  Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders or affiliates or associates of interested stockholders.

The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating such offers, even if our acquisition would be in our stockholders’ best interests.  Our board of directors has not passed such a resolution exempting us from the business combination act.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by the corporation’s officers or directors who are employees of the corporation.  Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•10% or more but less than 33 1/3%

•33 1/3% or more but less than a majority; or

•a majority or more of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition”, under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders meeting to consider the voting rights of the shares.  The meeting must be held within 50 days of the demand.  If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved.  This redemption of shares must be for fair value, determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquiring person or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved.  If voting rights for “control shares” are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.  Certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition”.

The control share acquisition statute would not apply to stock acquired in a merger, consolidation or share exchange if we were a party to the transaction, or to acquisitions previously approved or exempted by a provision in our charter or bylaws.

Our bylaws currently contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock.  However, our board of directors may decide to amend or eliminate this provision at any time in the future.